PROSPECTUS

                                    DPL INC.

               OFFER TO EXCHANGE ITS 8 1/4% SENIOR NOTES DUE 2007

                           TERMS OF THE EXCHANGE OFFER

          We are offering to exchange up to $425,000,000 of our new 8 1/4% Senior Exchange Notes due 2007 for up to $425,000,000 of our existing 8 1/4% Senior Notes due 2007. Throughout this prospectus we refer to the 8 1/4% Senior Notes due 2007 as "old notes" and the 8 1/4% Senior Exchange Notes due 2007 as "exchange notes."

          We are offering to issue the exchange notes to satisfy our obligations contained in the registration rights agreement entered into when the old notes were sold in transactions exempt from registration under the Securities Act.

          The terms of the exchange notes will be substantially identical to the terms of the old notes, except that the exchange notes will be registered and the transfer restrictions, registration rights and provisions for additional interest relating to the old notes will not apply to the exchange notes. There is no existing market for the exchange notes, and DPL does not intend to apply for their listing on any securities exchange.

          All old notes that are validly tendered and not validly withdrawn will be exchanged.

          The exchange of old notes for exchange notes will not be a taxable exchange for U.S. federal income tax purposes.

          To exchange your old notes for the exchange notes:

          o You must complete and send the letter of transmittal that accompanies this prospectus to Bank One Trust Company, National Association, the exchange agent, by 5:00 p.m., New York time, on July 31, 2000, unless the exchange offer is extended.

          o If your old notes are held in book-entry form at The Depository Trust Company, you must instruct DTC, through your signed letter of transmittal, that you wish to exchange your old notes for exchange notes. When the exchange offer closes, your DTC account will be changed to reflect your exchange of old notes for exchange notes.

          o Tenders of old notes may be withdrawn at any time prior to the expiration of the exchange offer.

You should read the section called "The Exchange Offer" for additional information on how to exchange your old notes for exchange notes.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                  The date of this prospectus is June 23, 2000

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

WHERE YOU CAN FIND MORE INFORMATION...........................................3

FORWARD-LOOKING STATEMENTS....................................................4

SUMMARY INFORMATION...........................................................5

DPL...........................................................................5

DPL AND ITS SUBSIDIARIES......................................................5

THE EXCHANGE OFFER............................................................6

SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION................................10

USE OF PROCEEDS..............................................................11

THE EXCHANGE OFFER...........................................................11

DESCRIPTION OF EXCHANGE NOTES ...............................................18

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.....................29

PLAN OF DISTRIBUTION.........................................................32

LEGAL MATTERS................................................................33

INDEPENDENT ACCountants......................................................33


          You should rely only on the information contained in this prospectus or information contained in documents which you are referred to in this prospectus. DPL has not authorized anyone to provide you with information different from that contained in this prospectus. DPL is offering to sell the exchange notes only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front cover, regardless of the time of delivery of this prospectus or any sale of the exchange notes.

                       WHERE YOU CAN FIND MORE INFORMATION

          We are subject to the information requirements of the Securities Exchange Act of 1934, and in accordance we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any documents we file at the SEC's public reference room, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC's web site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

          The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information as well as the information included in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until all of the exchange notes are sold.

          o Annual Report on Form 10-K for the fiscal year ended December 31, 1999; and

          o Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000

          We have agreed with the initial purchasers of the old notes that, if we are no longer subject to the informational requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, we will furnish to holders and beneficial owners of the notes and to prospective purchasers designated by such holders the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to permit compliance with Rule 144A in connection with resales of the notes.

          This Prospectus, which is part of the exchange offer registration statement, does not contain all of the information found in the exchange offer registration statement. You should refer to the registration statement, including its exhibits and schedules, for further information. You may obtain copies of documents containing this information from us, without charge, by calling or writing to us at:

                                    DPL INC.
                              Financial Activities
                                    Box 8825
                               Dayton, Ohio 45401
                                 (937) 259-7150

          IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST DOCUMENTS FROM US NO LATER THAN JULY 26, 2000, WHICH IS FIVE DAYS BEFORE THE EXPIRATION OF THE EXCHANGE OFFER ON JULY 31, 2000.

                           FORWARD-LOOKING STATEMENTS

          Reports and other information incorporated by reference in this prospectus contain forward-looking statements regarding plans and expectations for the future. Investors are cautioned that actual outcomes and results may vary materially from those projected due to various factors beyond our control, including abnormal weather, unusual maintenance or repair requirements, changes in fuel costs, increased competition, regulatory changes and decisions, changes in accounting rules and adverse economic conditions

                               SUMMARY INFORMATION

          The following summary contains basic information about this exchange offer. It may not contain all the information that is important to you in making your investment decision. Therefore, you should read the entire document carefully before deciding to exchange the old notes.

          The "Description of Exchange Notes" section of this prospectus contains more detailed information regarding the terms and conditions of the exchange notes. Unless the context indicates otherwise, the words "we," "our," "ours," "us" and "DPL" refer to DPL Inc. and its consolidated subsidiaries.

                                       DPL

          DPL Inc. was formed in 1985 as a holding company. DPL's principal subsidiary is The Dayton Power and Light Company, a corporation formed under the laws of the State of Ohio. Dayton Power and Light sells electricity and natural gas to residential, commercial, industrial and governmental customers in a 6,000 square mile area of West Central Ohio. Electricity for Dayton Power and Light's 24 county service area is generated at eight power plants and is distributed to 495,000 retail customers. Natural gas service is provided to 308,000 customers in 16 counties. At December 31, 1999, DPL had total assets of $4.34 billion and, for the year then ended, DPL had operating revenues of $1.34 billion and net income of $204 million.

                            DPL AND ITS SUBSIDIARIES

          Other subsidiaries of DPL include:

               o Miami Valley Resources, Inc., a natural gas supply management company;

               o Miami Valley Leasing, Inc., which leases communications equipment and other miscellaneous equipment, owns real estate and has, for financial investment purposes, acquired limited partnership interests in wholesale electric generation;

               o    Miami Valley Lighting, Inc., a street lighting business;

               o Miami Valley CTC, Inc., which provides transportation services;

               o Miami Valley Insurance Company, an insurance company for DPL and its subsidiaries;

               o Miami Valley Development Company, which has acquired real estate for Dayton Power and Light;

               o DPL Energy, Inc., which has been granted authority to engage in the business of brokering wholesale electric energy;

               o    MacGregor Park, Inc., an owner and developer of real estate;
                    and

               o Plaza Building Inc., which owns and leases an office building. MVE, Inc. is a subsidiary of Plaza Building Inc. which provides financial support services to DPL and its subsidiaries.

          DPL is exempt from registration with the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935 because its utility business operates solely in the State of Ohio.

          DPL employed 2,102 persons as of December 31, 1999, of which 1,778 were full-time employees and 324 were part-time employees.

          The principal executive offices of DPL are located at Courthouse Plaza Southwest, Dayton, Ohio 45402. DPL's telephone number is (937) 224-6000.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER
                   ------------------------------------------

          On March 1, 2000, we completed the private offering of the old notes. We and the Initial Purchaser executed a registration rights agreement in the private offering of the old notes in which we agreed to deliver to you this prospectus and agreed to:

          - file an exchange offer registration statement with the Commission within 90 days after March 1, 2000, the date of issuance of the old notes;

          - have the exchange offer registration statement declared effective by the Commission within 180 days after March 1, 2000; and

          - mail to each holders of the old notes a copy of the exchange offer prospectus and consummate the exchange offer within 30 days after the date on which the holders are mailed a copy of the exchange offer prospectus.

          You are entitled to exchange in the exchange offer your old notes for exchange notes which are identical in all material respects to the old notes except that the exchange notes have been registered under the Securities Act.


                               THE EXCHANGE OFFER

EXCHANGE NOTES......................... $425,000,000 principal amount of 8 1/4%
                                        Senior Exchange Notes due 2007.

THE EXCHANGE OFFER..................... We are offering to issue the exchange notes in exchange for a like principal
                                        amount of the outstanding 8 1/4% Senior
                                        Notes due 2007, issued by us in a
                                        private placement on March 1, 2000. We
                                        are offering to issue the exchange notes to satisfy our obligations contained in the registration rights agreement entered into when we sold the old notes in transactions exempt from registration under the Securities Act. The terms of the exchange notes will be substantially identical to the terms of the old notes, except that the exchange notes will be registered and the transfer restrictions, registration rights and provisions for additional interest relating to the old notes will not apply to the exchange notes.

RESALES OF EXCHANGE NOTES.............. Based on Commission no-action letters, we believe that after the exchange offer you may offer and sell the exchange notes without registration under the Securities Act so long as:

                                             - You acquired the exchange notes
                                             in the ordinary course of business.

                                             - When the exchange offer begins
                                             you do not have an arrangement with
                                             another person to participate in a
                                             distribution of the exchange notes.

                                             - You are not engaged in a
                                             distribution of, nor do you intend
                                             to distribute, the exchange notes.

                                        When you tender the outstanding notes,
                                        we will ask you to represent to us that:

                                             - You are not an affiliate of DPL.

                                             - You will acquire the exchange
                                             notes in the ordinary course of
                                             business.

                                             - When the exchange offer begins
                                             you are not engaged in, nor do you
                                             have plans with another person to
                                             be engaged in, a distribution of
                                             the exchange notes.

                                        If you are unable to make these
                                        representations, you will be required to comply with the registration and prospectus delivery requirements under the Securities Act in connection with a resale transaction.

                                        If you are a broker-dealer and receive
                                        exchange notes for your own account, you must acknowledge that you will deliver a prospectus if you resell the exchange notes. By acknowledging your intent and delivering a prospectus you will not be deemed to admit that you are an "underwriter" under the Securities Act. You may use this prospectus as it is amended from time to time when you resell exchange notes which were acquired from market-making or trading activities. For a year after the expiration date we will make this prospectus available to any broker-dealer in connection with such a resale. See "Plan of Distribution."

CONDITIONS TO THE EXCHANGE OFFER....... The exchange offer is subject to conditions, some of which we may waive.
                                        These conditions are more fully
                                        described later in this prospectus under "The Exchange Offer-Certain Conditions to the Exchange Offer."

PROCEDURES FOR TENDERING OLD NOTES..... If you wish to participate in the exchange offer, you must complete, sign
                                        and date the accompanying letter of
                                        transmittal or a facsimile copy and mail it or deliver it to the exchange agent along with any necessary documentation. Instructions and the address of the exchange agent are on the letter of transmittal and in this prospectus. See "The Exchange Offer - Procedures for Tendering Old Notes- Exchange Agent." You may also effect a tender of outstanding notes pursuant to the procedures for book-entry transfer as described in this prospectus. See "Exchange Offer - Procedures for Tendering Old Notes."

MATURITY DATE.......................... The exchange notes will mature on March
                                        1, 2007

INTEREST PAYMENT DATES................. Interest on the exchange notes is payable on March 1 and September 1 of
                                        each year, commencing September 1, 2000.

INTEREST ACCRUAL....................... Interest on the exchange notes will accrue from the last interest payment
                                        date to which we paid interest on the
                                        old notes.

ABSENCE OF PUBLIC MARKET FOR THE
EXCHANGE NOTES......................... We do not intend to apply for a listing of the exchange notes on any securities
                                        exchange. We do not know if an active
                                        public market for the exchange notes
                                        will develop or, if developed, will
                                        continue. If an active public market
                                        does not develop or is not maintained,
                                        the market price and liquidity of the
                                        exchange notes may be adversely
                                        affected. We cannot make any assurances
                                        regarding the liquidity of the market
                                        for the exchange notes, the ability of
                                        holders to sell their exchange notes or
                                        the price at which holders may sell
                                        their exchange notes.

OPTIONAL REDEMPTION.................... We may redeem the exchange notes prior to their maturity at a redemption price
                                        equal to the sum of (a) the principal of the exchange notes being redeemed plus accrued interest thereon to the redemption date plus (b) a make-whole amount. See "Description of Exchange Notes--Redemption."

MAKE-WHOLE AMOUNT...................... The make-whole amount equals the excess, if any, of

                                        o the sum of the present values of the
                                        remaining scheduled payments of the
                                        principal amount and interest on the
                                        exchange notes, exclusive of interest
                                        paid to the date of redemption, from the redemption date to the stated maturity of the exchange notes, computed by discounting these payments, in each case, to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the then-current rate for treasury securities of an equivalent maturity plus .35% over

                                        o 100% of the principal amount of the
                                        exchange notes to be redeemed. See
                                        "Description of Exchange
                                        Notes--Redemption."

PRIORITY............................... The exchange notes will be unsecured obligations and, so long as they are
                                        unsecured, will rank equally with all of our other senior unsecured indebtedness. The indenture under which we will issue the exchange notes does not limit the amount of debt we or any of our subsidiaries may incur. Because we are a holding company that derives substantially all of our income from our operating subsidiaries, the exchange notes will be effectively subordinated to debt and preferred stock at the subsidiary level. See "Description of Exchange Notes-- General."

USE OF PROCEEDS........................ There will be no proceeds payable to us from the issuance of the exchange notes
                                        pursuant to the exchange offer.

FORM AND DENOMINATION.................. We will issue the exchange notes in fully registered form only in
                                        denominations of $1,000 and in integral
                                        multiples of $1,000. The exchange notes
                                        will be represented by a registered
                                        global certificate deposited with, or on behalf of, the Depository Trust Company or its nominee. See "Description of Exchange Notes-- Book-Entry, Delivery and Form."

LIMITATION ON LIENS.................... We may not grant a lien on the capital shares of Dayton Power and Light to
                                        secure our indebtedness without
                                        similarly securing the exchange notes,
                                        with certain exceptions. See
                                        "Description of Exchange
                                        Notes--Limitation on Liens."

TENDERS, EXPIRATION DATE,
WITHDRAWAL............................. The exchange offer will expire at 5:00
                                        p.m. New York City time on July 31,
                                        2000, unless it is extended. If you
                                        decide to exchange your old notes for
                                        exchange notes, you must acknowledge
                                        that you are not engaging in, and do not intend to engage in, a distribution of the exchange notes. If you decide to tender your old notes pursuant to the exchange offer, you may withdraw them at any time prior to July 31, 2000. If we decide for any reason not to accept any old notes for exchange, your old notes will be returned to you at our expense promptly after the expiration or termination of the exchange offer.

FAILURE TO TENDER OLD NOTES............ If you do not tender your old notes or we do not accept your tender because,
                                        among other things, you invalidly
                                        tendered your old notes, you will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. However, your old notes will remain outstanding and entitled to the benefits of the indenture.

MATERIAL UNITED STATES TAX
CONSEQUENCES........................... Your exchange of old notes for exchange notes pursuant to the exchange offer
                                        should not result in any income, gain or loss to you for United States federal income tax purposes. See "Material United States Federal Income Tax Considerations."

EXCHANGE AGENT......................... Bank One Trust Company, National
                                        Association is serving as exchange agent in connection with the exchange offer. The address, telephone number and facsimile number of the exchange agent are set forth under "The Exchange Offer-- Exchange Agent."

TRUSTEE, REGISTRAR AND PAYING AGENT.... Bank One Trust Company, National
                                        Association.

                  SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION

          The following table includes a summary of our consolidated financial data for the period indicated. The summary consolidated financial data for the three months ended March 31, 2000 and 1999 was derived from our unaudited consolidated financial statements. The summary consolidated financial data for the years ended December 31, 1999, 1998, 1997, 1996 and 1995 was derived from our audited consolidated financial statements. This summary is qualified in its entirety by the more detailed information and financial statements, including the notes to these financial statements, included in the documents incorporated by reference in this prospectus. See "Where You Can Find More Information."

                                          THREE                        YEARS ENDED
                                       MONTHS ENDED                    DECEMBER 31,
                                         MARCH 31,                 (MILLIONS OF DOLLARS,
                                                                EXCEPT FOR DIVIDENDS AND RATIOS)
                                     2000       1999       1999      1998      1997      1996     1995
                                     ----       ----       ----      ----      ----      ----     ----
Financial data:
--------------
Operating Revenues............     $386.6    $ 383.5   $1,338.9  $1,352.2  $1,333.6  $1,318.2  $1,296.3
Operating Income..............      114.5      126.3      402.9     382.0     355.6     357.1     353.7
Net Income....................       50.1       72.5      204.2     189.1     181.4     172.9     164.7
Total Assets..................   $4,444.5   $3,872.0   $4,340.4  $3,855.9  $3,585.2  $3,418.7  $3,322.8

Ratio of Earnings to Fixed Charges:
Calculated in Accordance with
SEC Rules (times).............       3.45       4.23       4.00      4.33      4.32      4.10     3.82

Cash Dividends Declared per
  Common Share..............        $.235      $.235      $0.94     $0.94     $0.91     $0.87     $0.83
Earnings Per Common Share.....       $.34       $.47      $1.35     $1.24     $1.20     $1.15     $1.09

                                                AS OF MARCH 31,                AS OF DECEMBER 31,
                                                ---------------                ------------------
                                                   2000       1999        1998        1997        1996       1995
                                                   ----       ----        ----        ----        ----       ----
Capitalization:
--------------
Long-Term Debt (excluding current portion)...     $1,756.0   $1,336.6   $1,065.9     $971.0    $1,014.3    1,081.5
Preferred Stock:
Not Subject to Mandatory Redemption..........         22.9       22.9       22.9       22.9        22.9       22.9
Subject to Mandatory Redemption..............          0.1        ---        ---        ---         ---        ---
Company Obligated Mandatorily Redeemable Trust
Preferred Securities of Subsidiary Holding Solely
Parent Debentures............................        504.2        ---        ---        ---         ---        ---
Common Shareholders' Equity..................        912.4    1,451.6    1,383.7    1,286.0     1,200.5    1,164.8
Total Capitalization*........................      3,195.6    2,811.1    2,472.5    2,279.8     2,237.7    2,269.2
Total Capitalization and Liabilities.........     $4,444.5   $4,340.4   $3,855.9   $3,585.2    $3,418.7   $3,322.8

*  Includes Long-Term Debt & Trust Preferred
Securities.

                                 USE OF PROCEEDS

          We will not receive any proceeds from the issuance of the exchange notes in exchange for the old notes tendered pursuant to the exchange offer. In consideration for the issuance of the exchange notes as contemplated by this prospectus, we will receive in exchange an identical principal amount of outstanding notes, which have terms substantially identical to the exchange notes. We will retire and cancel all of the outstanding notes surrendered in exchange for the exchange notes, and such outstanding notes may note be reissued.


                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER; TERMS OF THE EXCHANGE OFFER

          We issued and sold the old notes on March 1, 2000 to the initial purchaser in a private transaction not subject to the registration requirements of the Securities Act. The initial purchaser then offered and sold the old notes only

          o to "Qualified Institutional Buyers" (as defined in Rule 144A under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A,

          o to a limited number of institutional "Accredited Investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities
               Act) that, prior to their purchase of old notes, executed and delivered to the initial purchaser a letter containing certain representations and agreements and

          o outside the United States to non-U.S. persons in offshore transactions (as defined in Regulation S under the Securities
               Act) in compliance with Regulation S under the Securities Act.

          In connection with the sale of the old notes, we entered into a registration rights agreement with the initial purchaser which obligated us to:

          o file a registration statement with the Commission for an offer to exchange the old notes for the exchange notes;

          o use our reasonable best efforts to cause the registration statement to be declared effective within 180 days after the issuance of the old notes;

          o promptly after the registration statement has been declared effective, offer exchange notes in exchange for surrender of the old notes; and

          o use our reasonable best efforts to keep the exchange offer open for at least 30 days after the date notice of the exchange offer has been mailed to the holders of the old notes.

The exchange notes have terms identical to the old notes, except that the exchange notes do not have transfer restrictions or any terms relating to registration rights and do not provide for the liquidated damages set forth in the registration rights agreement payable by us in the event that we are unable to fulfill certain of our obligations under the registration rights agreement. A holder that tenders an old note pursuant to the exchange offer and does not withdraw it will receive an exchange note in the same principal amount as the tendered old note. Interest on each exchange note will accrue from the last interest payment on the old note tendered. If no interest has been paid on the old notes, interest will accrue from the date of issuance of the old notes.

PROCEDURES FOR TENDERING OLD NOTES

          The tender to us of old notes by a holder as set forth below and the acceptance of the old notes by us will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, a holder who wishes to tender old notes for exchange pursuant to the exchange offer must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to Bank One Trust Company, National Association, who is acting as our exchange agent, at the address set forth below under "Exchange Agent" on or prior to the expiration date. In addition:

          o certificates for such old notes must be received by the exchange agent along with the letter of transmittal; or

          o a timely confirmation of a book-entry transfer of these old notes, if this procedure is available, into the exchange agent's account at DTC pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date; or

          o the holder must comply with the guaranteed delivery procedures described below.

          The method of delivery of old notes, letters of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or old notes should be sent to DPL.

          Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange pursuant thereto are tendered:

          o by a registered holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

          o    for the account of an eligible institution.

          If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by an eligible institution, which is a firm that is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. If old notes are registered in the name of a person other than the person signing the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the signature thereon guaranteed by an eligible institution.

          All questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange will be determined by us in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right:

          o to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful; and

          o to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer).

          Unless waived, any defects or irregularities in connection with the tender of old notes for exchange must be cured within such reasonable period of time as we determine. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor will we or any of them incur any liability for failure to give such notification.

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

          Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will:

          o accept for exchange old notes, which are properly tendered on or prior to the expiration date and not withdrawn as permitted below; and

          o use our reasonable best efforts to keep the exchange offer open for not less than 30 days, or longer if required by applicable law, after the date notice of the exchange offer is mailed to the holders of the old notes.

          The term "expiration date" means 5:00 p.m., New York City time, on July 31, 2000; provided, however, that if we, in our sole discretion, have extended the period of time for which the exchange offer is open, the term "expiration date" means the latest time and date to which the exchange offer is extended.

          As of the date of this prospectus, $425,000,000 in aggregate principal amount of the old notes were outstanding. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered. This prospectus, together with the letter of transmittal, is first being sent on or about the date set forth on the cover page to all holders of old notes at the addresses set forth in the security register maintained by the trustee.

          We expressly reserve the right:

          o at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any old notes; and

          o to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under "Certain Conditions to the Exchange Offer."

          We will give written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 5:00 p.m., New York City time, on the previous expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

          Old notes that are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the relevant rules and regulations of the SEC.

          If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, such old notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes.

          By executing, or otherwise becoming bound by, a letter of transmittal, each holder of the old notes, other than certain specified holders, will represent that:

          o    it is not our affiliate;

          o any exchange notes to be received by it were acquired in the ordinary course of its business; and

          o it has no arrangement with any person to participate in the distribution, within the meaning of the Securities Act, of the exchange notes.

          If the tendering holder is a broker-dealer that will receive exchange notes for its own account in exchange for the old notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "--Resale of the Exchange Notes."

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

          Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue exchange notes promptly after acceptance of the old notes. See "Certain Conditions to the Exchange Offer" below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange if and when we have given oral (confirmed in writing) or written notice thereof to the exchange agent.

          In all cases, issuance of exchange notes for the old notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, a properly completed and duly executed letter of transmittal and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if certificates representing old notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old notes will be returned without expense to the tendering holder thereof (or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, such non-exchanged old notes will be credited to an account maintained with DTC) as promptly as practicable after the expiration or termination of the exchange offer.

BOOK-ENTRY TRANSFER

          Promptly after the date of this prospectus, the exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer. Any financial institution that is a participant in DTC's systems may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account in accordance with DTC's Automated Tender Offer Program ("ATOP"), procedures for transfer. However, the exchange for the old notes so tendered will only be made after timely confirmation of such book-entry transfer of old notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message and any other documents required by the letter of transmittal. The term "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant tendering old notes that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

          Although delivery of old notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, must in any case be delivered to and received by the exchange agent at its address set forth under "--Exchange Agent" on or prior to the expiration date, or the guaranteed delivery procedure set forth below must be complied with.

          Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

GUARANTEED DELIVERY PROCEDURES

          If a registered holder of the old notes desires to tender such old notes and (1) the old notes are not immediately available, (2) time will not permit such holder's old notes or other required documents to reach the exchange agent before the expiration date of the exchange offer, or (3) the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

          o    the tender is made through an eligible institution;

          o prior to the expiration date of the exchange offer, the exchange agent receives from such eligible institution a properly completed and duly executed letter of transmittal (or a facsimile letter of transmittal) and notice of guaranteed delivery, substantially in the form provided by us (by telegram, telex, facsimile transmission, mail or hand delivery),

          o setting forth the name and address of the holder of old notes and the amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

          o the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

          Tenders of old notes may be withdrawn at any time prior to the expiration date.

          For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth below under "Exchange Agent." Any such notice of withdrawal must specify:

          o the name of the person having tendered the old notes to be withdrawn;

          o the old notes to be withdrawn (including the principal amount of such old notes); and

          o where certificates for old notes have been transmitted, the name in which such old notes are registered, if different from that of the withdrawing holder.

          If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us in our sole discretion, and our determination will be final and binding on all parties.

          Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to its holder without cost to such holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described above, such old notes will be credited to an account maintained with DTC for the old notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be re-entered by following one of the procedures described under "Procedures for Tendering Old Notes" above at any time on or prior to the expiration date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

          Notwithstanding any other provisions of the exchange offer, we are not required to accept for exchange, or to issue exchange notes in exchange for old notes, and we may terminate or amend the exchange offer, if at any time before the acceptance of such old notes for exchange or the exchange of the exchange notes for such old notes, such acceptance or issuance would violate applicable law or any interpretation of the SEC's staff.

          The condition in the paragraph immediately above is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such condition. Our failure at any time to exercise the foregoing rights is not to be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

          In addition, we will not accept for exchange any old notes tendered, and no exchange notes will be issued in exchange for any such old notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act.

EXCHANGE AGENT

          Bank One Trust Company, National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

          Deliver To:

          Bank One Trust Company, National Association, Exchange Agent

                        By Registered or Certified Mail:

                              1 North State Street
                                    9th Floor
                                Chicago, IL 60602
                              Attention: Exchanges

                                  By Facsimile:
                                 (312) 407-8853

                   To Confirm by Telephone or for Information:
                                 (800) 524-9472

          Delivery to an address other than as set forth above or transmission of instructions via facsimile other than as set forth above does not constitute a valid delivery.

FEES AND EXPENSES

          The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our officers, regular employees, affiliates and agents. We will not pay any additional compensation to any such officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

          The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated in the aggregate to be $200,000.

ACCOUNTING TREATMENT

          The exchange notes will be recorded at the same carrying value as the old notes. Accordingly, DPL will not recognize any gain or loss for accounting purposes. DPL intends to amortize the expenses of the exchange offer and issuance of the old notes over the term of the exchange notes.

RESALE OF THE EXCHANGE NOTES

          Based on an interpretation by the SEC's staff contained in several no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred after the exchange offer by any holder of exchange notes (other than a holder which is our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, if such holder:

          o acquires the exchange notes in the ordinary course of his or her business; and

          o does not intend to participate, and has no arrangement with any person to participate, in a distribution of the exchange notes.

          Any holder of the old notes who tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of the exchange notes may not rely on the position of the staff of the Commission enunciated in the "Exxon Capital Holdings Corporation" or similar no-action letters (the Exxon Capital Letters) but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K of the Securities Act. Each broker-dealer that receives exchange notes for its own account in exchange for the old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes.

          By tendering in the exchange offer, each holder will represent to us (which representation may be contained in the Letter of Transmittal) to the effect that:

          o    it is not our affiliate;

          o it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the exchange notes to be issued in the exchange offer; and

          o it is acquiring the exchange notes in its ordinary course of business.

          Each holder will acknowledge and agree that any broker-dealer and any such holder using the exchange Offer to participate in a distribution of the exchange notes acquired in the exchange offer:

          o could not under Commission policy as in effect on the date of the registration rights agreement rely on the position of the Commission enunciated in the exxon capital letters;

          o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K if the resales are of exchange notes obtained by such Holder in exchange for old notes acquired by such Holder directly from us or our affiliate.

                          DESCRIPTION OF EXCHANGE NOTES

GENERAL

          The old notes were, and the exchange notes will be, issued pursuant to an indenture dated as of March 1, 2000, between us and Bank One Trust Company, National Association and an officer's certificate establishing the old notes and the exchange notes.

          The following description of the terms of the exchange notes does not purport to be complete and is qualified in its entirety by reference to (a) the indenture and (b) the officer's certificate. Whenever particular provisions or defined terms in the indenture and officer's certificate are referred to under this "Description of the Exchange Notes," such provisions or defined terms are incorporated in this prospectus by reference.

          The indenture provides for our issuance of debt securities (including the exchange notes), notes or other unsecured evidences of indebtedness in an unlimited amount from time to time. The exchange notes will be our unsecured obligations which, so long as they are unsecured, will rank equally in right of payment of principal and interest with all of our other existing and future senior unsecured obligations. The indenture provides that we may not grant a lien on the capital shares of Dayton Power and Light to secure our debt obligations without similarly securing the exchange notes, with certain exceptions. However, the indenture does not limit the aggregate amount of indebtedness we or our subsidiaries may issue. We are a holding company that derives substantially all of our income from our operating subsidiaries. The exchange notes therefore are effectively subordinated to debt and preferred shares at the subsidiary level. Our financial statements included in the incorporated documents show the aggregate amount of subsidiary debt and preferred shares and our other debt as of the date of those statements.

          Purchases of notes or beneficial interests therein may be made in minimum denominations of $1,000 and in integral multiples of $1,000.

PRINCIPAL AMOUNT, INTEREST AND MATURITY

          We will issue the exchange notes as a series of debt securities under the indenture. The officer's certificate with respect to the exchange notes limits the aggregate principal amount of the exchange notes to $425,000,000. The exchange notes will mature on March 1, 2007. The exchange notes will bear interest from the later of the date of issuance of the old notes or the date of the last interest payment on the old notes, at the rate of 8 1/4% per annum, payable semi-annually in arrears on March 1 and September 1 in each year, commencing September 1, 2000. Interest will be paid to the persons in whose names exchange notes are registered at the close of business on February 15 or August 15 next preceding each semi-annual interest payment date. The amount of interest payable for any period is computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full month, on the basis of the actual number of days elapsed in such period. In the event that any date on which interest is payable on the exchange notes is not a business day, the payment of the interest payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date the payment was originally payable.

          Principal and interest payments on the exchange notes, other than certificated notes, will be made by DPL to Cede & Co. (as nominee of DTC) so long as Cede & Co. is the registered owner. Disbursement of such payments to the DTC participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners of the exchange notes is the responsibility of DTC direct and indirect participants, all as described below under "Book-Entry, Delivery and Form."

REDEMPTION

          The exchange notes may be redeemed prior to their maturity at any time at our option, in whole or from time to time in part, at a redemption price equal to the sum of:

          o the principal amount of the exchange notes (or portion thereof) being redeemed plus accrued interest thereon to the redemption date; and

          o the make-whole amount (as defined below), if any, with respect to the exchange notes (or portion thereof) being redeemed.

          As used in this prospectus:

          "Make-whole amount" means the excess, if any, of

          o the sum, as determined by a quotation agent (as described below), of the present values of the principal amount of such notes, together with scheduled payments of interest (exclusive of interest to the date of redemption) from the redemption date to the stated maturity of the notes, in each case discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate (as described below) over

          o 100% of the principal amount of the notes to be redeemed.

          "Adjusted treasury rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the comparable treasury issue (as described below), calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price (as defined herein) for such redemption date, calculated on the third business day preceding the redemption date, plus in each case .35% (35 basis points).

          "Comparable treasury issue" means the United States Treasury security selected by the quotation agent (as described below) as having a maturity comparable to the remaining term from the redemption date to the stated maturity of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the senior notes.

          "Quotation agent" means the reference treasury broker/dealer that we select.

          "Reference treasury broker/dealer" means a primary U.S. Government securities broker/dealer selected by DPL.

          "Comparable treasury price" means, with respect to any redemption date,

          o the average of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) on the third business day preceding the redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or

          o if the release (or any successor release) is not published or does not contain such prices on that business day, the average of three (or such lesser number as is obtained by the trustee) reference treasury broker/dealer quotations for such redemption date.

          "Reference treasury broker/dealer quotations" means, with respect to each reference treasury broker/dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the reference treasury broker/dealer at 5:00 p.m., New York City time, on the third business day preceding the redemption date.

          Notice of any redemption will be mailed at least 30 days but no more than 60 days before the redemption date to each holder of exchange notes to be redeemed. If, at the time notice of redemption is given, the redemption moneys are not held by the trustee, the redemption may be made subject to their receipt on or before the date fixed for redemption and such notice shall be of no effect unless such moneys are so received. Upon payment of the redemption price, on and after the redemption date interest will cease to accrue on the exchange notes or portions thereof called for redemption. The exchange notes are not subject to any sinking fund.

PAYMENT AND PAYING AGENTS

          Interest on each exchange note on each interest payment date will be paid to the person in whose name such exchange note is registered as of the close of business on the regular record date relating to such interest payment date. However, interest payable at maturity (whether at stated maturity, upon redemption or otherwise) will be paid to the person to whom principal is paid. If there has been a default in the payment of interest on any exchange note, the defaulted interest may be payable to the person in whose name such note is registered as of the close of business on a date selected by the trustee which is not more than 15 days and not less than 10 days prior to the date we propose for payment of such defaulted interest or in any other lawful manner not inconsistent with the requirements of any securities exchange on which such exchange note may be listed, if the trustee deems such manner of payment practicable.

          The principal of and premium, if any, and interest on, the exchange notes at maturity will be payable upon presentation of the exchange notes at the designated corporate trust operations office of Bank One Trust Company, National Association in the City of New York, as our paying agent. We may change the place of payment on the exchange notes, may appoint one or more additional paying agents (including us) and may remove any paying agent, all at our discretion.

REGISTRATION AND TRANSFER

          The transfer of exchange notes may be registered, and the exchange notes may be exchanged for other exchange notes, of authorized denominations and of like tenor and aggregate principal amount, at the corporate trust office of Bank One Trust Company, National Association in the city of Chicago, as security registrar for the exchange notes. We may change the place for registration of transfer and exchange of the exchange notes and may designate one or more additional places for such registration and exchange, all at our discretion. No service charge will be made for any transfer or exchange of the exchange notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of the exchange notes. We will not be required to execute or to provide for the registration of transfer of, or the exchange of, any exchange notes during a period of 15 days prior to giving any notice of redemption or any exchange notes selected for redemption in whole or in part, except the unredeemed portion of any notes being redeemed in part.

DEFEASANCE

          The principal amount of any series of debt securities issued under the indenture will be deemed to have been paid for purposes of the indenture and our entire indebtedness in respect thereof will be deemed to have been satisfied and discharged upon fulfillment of certain conditions if there shall have been irrevocably deposited with the trustee or any paying agent, in trust:

          o    money in an amount which will be sufficient; or

          o in the case of a deposit made prior to the maturity of the debt securities, eligible obligations (as described below), the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide moneys which, together with the money, if any, deposited with or held by the trustee, will be sufficient; or

          o a combination of the foregoing which will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on the debt securities of such series that are outstanding. For this purpose, "eligible obligations" include direct obligations of, or obligations unconditionally guaranteed by, the United States entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof and which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof.

LIMITATION ON LIENS

          The indenture provides that, except as otherwise specified with respect to a particular series of debt securities, so long as any debt securities of any series are outstanding, we will not pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien upon, any capital shares of Dayton Power and Light that we now or hereafter own to secure any indebtedness (as described below), without making effective provision so that the outstanding debt securities shall (so long as the other indebtedness shall be so secured) be equally and ratably secured with any and all other indebtedness and any other indebtedness similarly entitled to be equally and ratably secured. This restriction does not apply to, or prevent the creation or existence of,

          o any mortgage, pledge, security interest, lien or encumbrance upon any such capital shares created at the time of our acquisition of those capital shares or within one year after that time to secure all or a portion of the purchase price for those capital shares;

          o any mortgage, pledge, security interest, lien or encumbrance by us upon any of those capital shares existing at the time of our acquisition of those shares (whether or not we assume the obligations secured),or

          o any extension, renewal or refunding of any mortgage, pledge, security interest, lien or encumbrance described in either of the previous two bullet points on capital shares of Dayton Power and Light (or substantially the same capital shares) or any portion thereof.

          o any judgment, levy, execution, attachment or other similar lien arising in connection with court proceedings, provided that either

               (a) the execution or enforcement of each such lien is effectively stayed within 30 days after entry of the corresponding judgment (or the corresponding judgment has been discharged within such 30 day period) and the claims secured thereby are being contested in good faith by appropriate proceedings timely commenced and diligently prosecuted;

               (b) the payment of each lien is covered in full by insurance and the insurance company has not denied or contested coverage on it; or

               (c) so long as each lien is adequately bonded, any appropriate legal proceedings that may have been duly initiated for the review of the corresponding judgment, decree or order shall not have been fully terminated or the period within which such proceedings may be initiated shall not have expired.

          For purposes of the restriction described in the preceding bullet points:

          "Indebtedness" means

          o all indebtedness, whether or not represented by bonds, debentures, notes or other securities, created or assumed by us for the repayment of money borrowed;

          o all indebtedness for money borrowed secured by a lien upon property we own and upon which indebtedness for money we borrowed customarily pays interest, even though we have not assumed or become liable for the payment of such indebtedness for money borrowed; and

          o all indebtedness of others for money borrowed which we guaranteed as to payment of principal or in effect guaranteed through a contingent agreement to purchase that indebtedness, but excluding from this definition any of our other contingent obligations in respect of indebtedness for money borrowed or other obligations incurred by others.

          Notwithstanding the foregoing, except as otherwise specified in the officer's certificate with respect to a particular series of debt securities, we may, without securing the debt securities, pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien (in addition to liens expressly permitted as described in the second preceding paragraph) upon, capital shares of Dayton Power and Light that we now or hereafter own to secure any indebtedness (which would otherwise be subject to the foregoing restriction) in an aggregate amount which, together with all other such indebtedness, does not exceed 10% of consolidated capitalization. For this purpose, "consolidated capitalization" means the sum obtained by adding

          o    consolidated shareholders' equity;

          o consolidated indebtedness for money borrowed (exclusive of any consolidated indebtedness which is due and payable within one year of the date such sum is determined); and, without duplication,

          o any preference or preferred shares that we or any of our consolidated subsidiaries issue which is subject to mandatory redemption or sinking fund provisions.

          The term "consolidated shareholders' equity" (as used above) means the total assets (as described below) of us and our consolidated subsidiaries less all liabilities of us and our consolidated subsidiaries. As used in the foregoing definition, "liabilities" means all obligations which would, in accordance with generally accepted accounting principles in the United States, be classified on a balance sheet as liabilities, including without limitation,

          o indebtedness secured by property of our's or any of our consolidated subsidiaries whether or not we or the consolidated subsidiary is liable for the payment thereof unless, in the case that we or the consolidated subsidiary is not so liable, such property has not been included among our assets or the consolidated subsidiary on such balance sheet,

          o    deferred liabilities and

          o indebtedness of us or any of our consolidated subsidiaries that is expressly subordinated in right and priority of payment to other liabilities of us or the consolidated subsidiary.

          As used in this definition, "liabilities" includes preference or preferred stock of us or any consolidated subsidiary only to the extent of any preference or preferred stock that is subject to mandatory redemption or sinking fund provisions.

          The term "consolidated subsidiary" (as used above) means at any date any subsidiary whose financial statements would be consolidated with our consolidated financial statements as of that date under generally accepted accounting principles. The "assets" of any person means the whole or any part of its business, property, assets, cash and receivables. The term "consolidated indebtedness" means total indebtedness as shown on the consolidated balance sheet of us and our consolidated subsidiaries.

          As of December 31, 1999, our consolidated capitalization was approximately $2.8 billion.

CONSOLIDATION, MERGER, AND SALE OF ASSETS

          Under the terms of the indenture, we may not consolidate with or merge into any other entity or convey, transfer or lease our properties and assets substantially as an entirety to any other entity, unless

          o the corporation formed by such consolidation or into which we are merged or the entity which acquires by conveyance or transfer, or which leases, our property and assets substantially as an entirety will be an entity organized and validly existing under the laws of any domestic jurisdiction and such entity expressly assumes our obligations on all debt securities and under the indenture;

          o immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing; and

          o We deliver to the trustee an officer's certificate and an opinion of counsel as provided in the indenture.

EVENTS OF DEFAULT

          Each of the following will constitute an event of default under the indenture with respect to the debt securities of any series:

          o failure to pay any interest on the debt securities of such series within 30 days after the same becomes due and payable;

          o failure to pay principal or premium, if any, on the debt securities of such series when due and payable;

          o failure to pay any sinking fund installment when and as due by the terms of the debt securities of such series;

          o failure to perform, or breach of, any of our other covenants or warranties in the indenture (other than a covenant or warranty in the indenture solely for the benefit of one or more series of debt securities other than such series) for 60 days after written notice to us by the trustee, or to us and the trustee by the holders of at least 33% in principal amount of the debt securities of such series outstanding under the indenture and;

          o certain events in bankruptcy, insolvency or reorganization of DPL.

          Additional events of default for a series of debt securities may be specified at the time such series is created. An event of default with respect to the debt securities of a particular series may not necessarily constitute an event of default with respect to debt securities of any other series issued under the indenture.

REMEDIES

          If an event of default due to our default in payment of principal of or interest on any series of debt securities or due to our default in the performance or breach of any other covenant or warranty applicable to the debt securities of that series but not applicable to all series occurs and is continuing, then either the trustee or the holders of at least 33% in principal amount of the outstanding debt securities of that series may declare the principal of all of the debt securities of such series and interest accrued thereon to be due and payable immediately. If an event of default due to the default in the performance of any other covenants or agreements in the indenture applicable to all outstanding debt securities, either the trustee or the holders of not less than 33% in principal amount of all outstanding debt securities, considered as one class, and not the holders of the debt securities of any one of such series, may make such declaration of acceleration. In certain events of bankruptcy, insolvency, reorganization, assignment or receivership of us, the principal and interest on all debt securities shall automatically become due and payable.

          At any time after the declaration of acceleration with respect to the debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the event or events of default giving rise to such declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if:

          o we have paid or deposited with the trustee a sum sufficient to pay:

               (1) all overdue interest on all debt securities of the series;

               (2) the principal of and premium, if any, on any debt securities of the series which have become due otherwise than by the declaration of acceleration and interest thereon at the rate or rates prescribed therefor in the debt securities;

               (3) interest upon overdue interest at the rate or rates prescribed therefor in the debt securities, to the extent that payment of the interest is lawful;

               (4) and all amounts due to the trustee under the indenture; and

          o any other event or events of default with respect to debt securities of that series, other than the nonpayment of the principal of the debt securities of that series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture.

          Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders will have offered to the trustee reasonable indemnity. If an event of default has occurred and is continuing in respect of a series of debt securities, subject to the provisions for the indemnification of the trustee, the holders of a majority in principal amount of the outstanding debt securities of the series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of the series; provided, however, that if an event of default occurs and is continuing with respect to more than one series of debt securities, the holders of a majority in aggregate principal amount of the outstanding debt securities of all that series, considered as one class, will have the right to make the direction, and not the holders of the debt securities of any one of such series; and provided, further, that the direction will not be in conflict with any rule of law or with the indenture.

          No holder of debt securities of any series will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

          o the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

          o the holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an event of default shall have occurred and be continuing, considered as one class, have made written request to the trustee, and the holder or holders have offered reasonable indemnity to the trustee to institute the proceeding in respect of the event of default in its own name as trustee; and

          o the trustee has failed to institute any proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of such series a direction inconsistent with such request, within 60 days after such notice, request and offer.

          These limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of or any premium or interest on such debt security on or after the applicable due date specified in such debt security.

          We will be required to furnish to the trustee annually a statement by an appropriate officer as to that officer's knowledge of our compliance with all conditions and covenants under the indenture, the compliance to be determined without regard to any period of grace or requirement of notice under the indenture.

MODIFICATION AND WAIVER

          Without the consent of any holder of debt securities, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

          o to evidence the assumption by any of our permitted successors of our covenants in the indenture and in the debt securities; or

          o to add to our covenants or other provisions for the benefit of all holders or for the benefit of the holders of, or to remain in effect only so long as there will be outstanding debt securities of one or more specified series, or one or more specified tranches thereof, or to surrender any right or power conferred upon us by the indenture; or

          o to add any additional events of default with respect to outstanding debt securities; or

          o to change or eliminate any provision of the indenture or to add any new provision to the indenture, provided that if such change, elimination or addition will adversely affect the interests of the holders of debt securities of any series or tranche in any material respect, such change, elimination or addition will become effective with respect to such series or tranche only:

               (1) when the consent of the holders of debt securities of such series or tranche has been obtained in accordance with the indenture, or

               (2) when no debt securities of such series or tranche remain outstanding under the indenture; or

          o to provide collateral security for all but not part of the debt securities; or

          o to establish the form or terms of debt securities of any other series or tranche as permitted by the indenture; or

          o to provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the holders thereof, and for any and all other matters incidental thereto; or

          o to evidence and provide for the acceptance of appointment of a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as will be necessary to provide for or to facilitate the administration of the trusts under the indenture by more than one trustee; or

          o to provide for the procedures required to permit the utilization of a noncertificated system of registration for the debt securities of all or any series or tranche; or

          o to change any place where the principal of and premium, if any, and interest, if any, on all or any series or tranche of debt securities will be payable, all or any series or tranche of debt securities may be surrendered for registration of transfer or exchange and notices and demands to or upon us in respect of debt securities and the indenture may be served;

          o to cure any ambiguity or inconsistency or to add or change any other provisions with respect to matters and questions arising under the indenture, provided such changes or additions will not adversely affect the interests of the holders of debt securities of any series or tranche in any material respect; or

          o to maintain the qualification of the indenture under the Trust Indenture Act.

          The holders of a majority in aggregate principal amount of the debt securities of all series then outstanding may waive our compliance with certain restrictive provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to that series, except a default in the payment of principal, premium, or interest and certain covenants and provisions of the indenture that cannot be modified or be amended without the consent of the holder of each outstanding debt security of the series affected.

          Except as provided above, the consent of the holders of a majority in aggregate principal amount of the debt securities of all series then outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the indenture or modifying in any manner the rights of the holders of such debt securities under the indenture pursuant to one or more supplemental indentures; provided, however, that if less than all of the series of debt securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of outstanding debt securities of all series so directly affected, considered as one class, will be required; and provided, further, that if the debt securities of any series shall have been issued in more than one tranche and if the proposed supplemental indenture will directly affect the rights of the holders of debt securities of one or more, but less than all, of those tranches, then the consent only of the holders of a majority in aggregate principal amount of the outstanding debt securities of all tranches so directly affected, considered as one class, will be required; and provided further, that no such amendment or modification may:

          o change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount thereof or the rate of interest thereon (or the amount of any installment of interest thereon) or change the method of calculating such rate or reduce any premium payable upon the redemption thereof, or change the coin or currency (or other property) in which any debt security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of any debt security (or, in the case of redemption, on or after the redemption date) without, in any such case, the consent of the holder of such debt security;

          o reduce the percentage in principal amount of the outstanding debt securities of any series, or any tranche thereof, the consent of the holders of which is required for any supplemental indenture, or the consent of the holders of which is required for any waiver of compliance with any provision of the indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without, in any such case, the consent of the holder of each outstanding debt security of that series or tranche, or

          o modify certain of the provisions of the indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the debt securities of any series or tranche, without the consent of the holder of each outstanding debt security affected thereby. A supplemental indenture which changes or eliminates any covenant or other provision of the indenture which has expressly been included solely for the benefit of one or more particular series of debt securities or one or more tranches thereof, or modifies the rights of the holders of debt securities of that series or tranche with respect to such covenant or other provision, will be deemed not to affect the rights under the indenture of the holders of the debt securities of any other series or tranche.

          The indenture provides that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver under the indenture, or whether a quorum is present at the meeting of the holders of debt securities, debt securities owned by us or any other obligor upon the debt securities or any affiliate of our's or of such other obligor (unless we, such affiliate or such obligor own all debt securities outstanding under the indenture, determined without regard to this provision) will be disregarded and deemed not to be outstanding.

          If we solicit from holders any request, demand, authorization, direction, notice, consent, election, waiver or other act, we may, at our option, fix in advance a record date for the determination of holders entitled to give that request, demand, authorization, direction, notice, consent, waiver or other act, but we will have no obligation to do so. If a record date is fixed, the request, demand, authorization, direction, notice, consent, waiver or other act may be given before or after the record date, but only the holders of record at the close of business on that record date will be deemed to be holders for the purposes of determining whether holders of the requisite proportion of the outstanding debt securities have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act, and for that purpose the outstanding debt securities will be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder will bind every future holder of the same debt security and the holder of every debt security issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the trustee or us in reliance thereon, whether or not notation of such action is made upon such debt security.

RESIGNATION OF TRUSTEE

          The trustee may resign at any time by giving written notice thereof to us or may be removed at any time by act of the holders of a majority in principal amount of all series of debt securities then outstanding delivered to the trustee and us. No resignation or removal of the trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the indenture. So long as no event of default or event which, after notice or lapse of time, or both, would become an event of default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if we have delivered to the trustee a resolution of its board of directors appointing a successor trustee and such successor has accepted such appointment in accordance with the terms of the indenture, the trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the indenture.

NOTICES

          Notices to holders of debt securities will be given by first class mail to the address of each holder as it may appear in the security register.

TITLE

          We, the trustee, and any of our agents or the trustee, may treat the person in whose name debt securities are registered as the absolute owner thereof (whether or not the debt securities may be overdue) for the purpose of making payments and for all other purposes irrespective of notice to the contrary.

GOVERNING LAW

          The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEE

          The trustee under the indenture is Bank One Trust Company, National Association. We and Dayton Power and Light also maintain various banking and trust relationships with Bank One Trust Company, National Association.

BOOK-ENTRY, DELIVERY AND FORM

     GENERAL

          The exchange notes will be issued in the form of one or more fully registered securities in global form. The global notes will be deposited with, or on behalf of, The Depository Trust Company and registered in the name of The Depositary Trust Company or its nominee.

          Upon issuance of the global notes, The Depositary Trust Company or its nominee will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by such global notes to the accounts of persons who have accounts with the depository. Ownership of beneficial interests in the global notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by The Depositary Trust Company or its nominee (with respect to the participants' interests) for the global notes, or by participants or persons that hold interests through participants (with respect to beneficial interests of persons other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global notes.

          So long as The Depositary Trust Company, or its nominee, is the registered holder of any global notes, The Depositary Trust Company or such nominee, as the case may be, will be considered the sole legal owner of the global notes for all purposes under the indenture and the exchange notes. Except as set forth below, owners of beneficial interests in global notes will not be entitled to have their global notes registered in their names, will not receive or be entitled to receive physical delivery in exchange therefor and will not be considered to be the owners or holders of their global notes for any purpose under the securities or the indenture. We understand that under existing industry practice, in the event an owner of a beneficial interest in a global note desires, to take any action that The Depositary Trust Company, as the holder of the global note, is entitled to take, The Depositary Trust Company would authorize the participants to take that action, and that the participants would authorize beneficial owners owning through those participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

          Any payment of principal or interest due on the exchange notes on any interest payment date or at maturity will be made available by us to the trustee by that date. As soon as practicable thereafter, the trustee will make those payments to The Depositary Trust Company or its nominee, as its nominee, as the case may be, as the registered owner of the global notes representing the exchange notes in accordance with existing arrangements between the trustee and The Depositary Trust Company.

          We expect that The Depositary Trust Company or its nominee, upon receipt of any payment of principal or interest in respect of the global notes, will credit immediately the accounts of the related participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of The Depositary Trust Company. We also expect that payments by participants to owners of beneficial interests in the global notes held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

          Neither us, nor the trustee, nor any payment agent for the global notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any of the global notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests or for other aspects of the relationship between The Depositary Trust Company and its participants or the relationship between the participants and the owners of beneficial interests in the global notes owning through the participants.

          Unless and until exchanged in whole or in part for securities in definitive form in accordance with the terms of the securities, the global notes may not be transferred except as a whole by the The Depositary Trust Company to a nominee of The Depositary Trust Company or by a nominee of the The Depositary Trust Company to The Depositary Trust Company or another nominee of The Depositary Trust Company or by The Depositary Trust Company of any such nominee to a successor of The Depositary Trust Company or a nominee of each successor.

          Although The Depositary Trust Company has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants of The Depositary Trust Company, it is under no obligation to perform or continue to perform those procedures, and those procedures may be discontinued at any time. Neither the trustee nor us will have any responsibility for the performance by The Depositary Trust Company or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. Us and the trustee may conclusively rely on, and shall be protected in relying on, instructions from The Depositary Trust Company for all purposes.

CERTIFICATED NOTES

          Securities that are originally issued to institutional "accredited investors" who are not qualified institutional buyers will be sold in certificated form.

          The global notes shall be exchangeable for corresponding certificated securities registered in the name of persons other than The Depositary Trust Company or its nominee only if:

          o The Depositary Trust Company (a) notifies us that it is unwilling or unable to continue as the depositary for any of the global notes or (b) at any time ceases to be a clearing agency registered under the exchange act,

          o there shall have occurred and be continuing an event of default (as defined in the indenture) with respect to the applicable securities or

          o We execute and deliver to the trustee an order that the global notes shall be so exchangeable.

Any certificated securities will be issued only in fully registered form and shall be issued without coupons in minimum denominations of $1,000 and in integral multiples of $1,000. Any certificated securities so issued will be registered in the names and in the denominations as The Depositary Trust Company shall request.

THE CLEARING SYSTEM

          The Depositary Trust Company has advised us as follows: The Depositary Trust Company is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary Trust Company was created to hold securities of institutions that have accounts with The Depositary Trust Company ("participants") and to facilitate the clearance and settlement of securities transactions among it participants in such securities through electronic book-entry changes in accounts of participants, thereby eliminating the need for physical movement of securities certificates. The Depositary Trust Company's participants include securities brokers and dealers (which may include the initial purchasers of the old notes), bank, trust companies, clearing corporations and certain other organizations. Access to The Depositary Trust Company's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

LACK OF PUBLIC MARKET

          The exchange notes are new issues of securities for which there is currently no active trading market. If any exchange notes are traded after their initial issuance, they may trade at a discount from their face value, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions and our financial condition, performance and prospects.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

          The following summary describes the material United States federal income tax consequences of the acquisition, ownership and disposition of exchange notes as of the date hereof and represents the opinion of Thelen Reid & Priest LLP, counsel to DPL, insofar as it relates to matters of law or legal conclusions. Except where noted, this summary deals only with exchange notes held as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the "Code") and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, tax-exempt entities, life insurance companies, individual retirement and tax-deferred accounts, persons holding exchange notes as a part of a hedging or conversion transaction or a straddle, or persons whose functional currency is not the United States dollar. In addition, this discussion does not address the tax consequences to persons who acquired old notes other than pursuant to their initial issuance and distribution, and who acquire exchange notes other than pursuant to the exchange offer. Furthermore, the discussion below is based upon the provisions of the Code, existing and proposed Treasury regulations promulgated thereunder, and applicable administrative rulings and judicial decisions now in effect, all of which are subject to change, possibly on a retroactive basis, so as to result in United States federal income tax consequences different from those discussed below.

          A "United States person" is defined as (i) an individual citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust. As used herein, a "United States holder" means a beneficial owner of an exchange note that is a United States person. As used herein, the term "non-United States holder" means a beneficial owner of an exchange note that is not a United States holder.

          PROSPECTIVE HOLDERS OF EXCHANGE NOTES ARE ADVISED TO CONSULT WITH THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF EXCHANGE NOTES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR OTHER TAX LAWS.

EXCHANGE OF OLD NOTES FOR EXCHANGE NOTES

          An exchange of old notes for exchange notes pursuant to the exchange offer should not constitute a taxable event for United States federal income tax purposes because the exchange notes should not be considered materially different in kind or extent from the old notes. Rather, beneficial interests in the exchange notes should be treated as a continuation of beneficial interests in old notes in the hands of a holder. As a result, holders who effect an exchange pursuant to the exchange offer should not recognize any income, gain or loss for United States federal income tax purposes with respect to the exchange. In addition, a holder's tax basis in an exchange note will be the same as that holder's basis in the old note exchanged therefor, and a holder's holding period in an exchange note will include that holder's holding period in the old note exchanged therefor.

UNITED STATES HOLDERS

          PAYMENTS OF INTEREST

          Interest on exchange notes will generally be taxable to a United States holder as ordinary income at the time it is paid or accrued in accordance with the United States holder's method of accounting for United States federal income tax purposes.

          SALE, EXCHANGE OR REDEMPTION OF EXCHANGE NOTES

          Except as described above under "Exchange of Old Notes for Exchange Notes," upon the sale, exchange or redemption of exchange notes, a United States holder generally will recognize gain or loss equal to the difference between (i) the amount realized upon the sale, exchange or redemption, and (ii) the United States holder's adjusted tax basis in the exchange notes. A United States holder's adjusted tax basis in the exchange notes will be the initial purchase price it paid for the old notes exchanged therefor, net of accrued interest. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, at the time of the sale, exchange or redemption, the United States holder's holding period in the exchange notes (including the holding period of the United States holder in the old notes) is greater than one year. Under current law, the deductibility of capital losses is subject to limitations. The net capital gains of individuals are generally taxed at lower rates than ordinary income.

          INFORMATION REPORTING AND BACKUP WITHHOLDING

          Payments of interest on, or the proceeds from the sale, retirement or other disposition of exchange notes are subject to information reporting unless the United States holder establishes an exemption.

          Payments of the interest on, or the proceeds from the sale, retirement, or other disposition of exchange notes may be subject to a "backup withholding" tax of 31% if the United States holder, among other things, (1) fails to furnish his or her social security number or other taxpayer identification number ("TIN") to the payor responsible for backup withholding (for example, the United States holder's securities broker) on Internal Revenue Service ("IRS") Form W-9 or a substantially similar form signed under penalties of perjury, (2) furnishes the payor an incorrect TIN, (3) fails to provide the payor with a certified statement, signed under penalties of perjury, that the TIN provided to the payor is correct and that the United States holder is not subject to backup withholding, or (4) fails to properly report interest and dividends on his tax return. Information reporting and backup withholding does not apply to certain payments made to exempt recipients, such as corporations.

          Any amounts withheld under the backup withholding rules will be allowed as a credit or refund against a United States holder's United States federal income tax liability, if certain required information is provided to the IRS.

NON-UNITED STATES HOLDERS

          PAYMENTS OF INTEREST

          Subject to the discussion below concerning backup withholding, no withholding of United States federal income tax will be required with respect to the payment by DPL or any paying agent of principal or interest on an exchange note held by a non-United States holder, provided that the beneficial owner (1) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of DPL entitled to vote within the meaning of Code section 871(h)(3) and the regulations thereunder; (2) is not a controlled foreign corporation within the meaning of Code section 957, which is related, directly or indirectly, to DPL through stock ownership; and (3) satisfies the requirement, described generally below, set forth in Code section 871(h) and Code section 881(c) and the regulations thereunder.

          To satisfy the requirement referred to in clause (3) above, the beneficial owner of an exchange note, or a financial institution holding an exchange note on behalf of the beneficial owner, must provide, in accordance with specified procedures, DPL or its paying agent with a statement to the effect that the beneficial owner is not a United States person. These requirements will be met if (1) the beneficial owner provides his name and address, and certifies, under penalties of perjury, that he is not a United States person, which certification may be made on an IRS Form W-8 (or successor form); or (2) a financial institution holding the exchange note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof.

          In the event that any of the above requirements are not satisfied, DPL will nonetheless not withhold United States federal income tax on interest paid to a non-United States holder if it receives either IRS Form 4224 (for taxable years prior to January 1, 2001) or IRS Form W-8 ECI from that non-United States holder, establishing that such income is effectively connected with the conduct of a trade or business in the United States, unless DPL has knowledge to the contrary. Interest paid to a non-United States holder that is effectively connected with the conduct by the holder of a trade or business in the United States is generally taxed at the graduated rates that are applicable to United States persons. In the case of a non-United States holder that is a corporation, such effectively connected income may also be subject to the United States federal branch profits tax, which is generally imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the non-United States holder is a qualified resident of the treaty country.

          SALE, EXCHANGE OR REDEMPTION OF THE NOTES

          A non-United States holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale, exchange or redemption of an exchange note unless (1) the gain is effectively connected with a trade or business of the non-United States holder in the United States; (2) in the case of a non-United States holder who is an individual and holds the exchange note as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met; or (3) the non-United States holder is subject to tax pursuant to certain provisions of the Code applicable to United States expatriates. However, any amount attributable to accrued but unpaid interest on the exchange note will be treated in the same manner as payments of interest made to the non-United States holder, as described above.

          Gain derived by a non-United States holder from the sale or other disposition of an exchange note that is effectively connected with the conduct by the holder of a trade or business in the United States is generally taxed at the graduated rates that are applicable to United States persons. In the case of a non-United States holder that is a corporation, such effectively connected income may also be subject to the United States branch profits tax. If any individual non-United States holder falls under clause (2) of the preceding paragraph, the holder will be subject to a flat 30% tax on the gain derived from the sale or other disposition, which may be offset by certain United States source capital losses recognized within the same taxable year as the sale or other disposition.

          INFORMATION REPORTING AND BACKUP WITHHOLDING

          Non-United States holders will not be subject to information reporting or backup withholding on payments made by DPL or its paying agent if a statement described in clause (3) of the first paragraph under "Non-United States Holders
- Payments of Interest" has been received and the payor has no actual knowledge that the beneficial owner is a United States person.

          In addition, backup withholding and information reporting will not apply to payments of principal or interest on exchange notes paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of a non-United States holder, or if a foreign office of a broker pays the proceeds of the sale of exchange notes to a non-United States holder. If, however, the nominee, custodian, agent or broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a United States trade or business, or (with respect to payments after December 31, 2000) a foreign partnership with certain connections to the United States, such payments will not be subject to backup withholding (unless the payer has actual knowledge that the payee is a United States person) but will be subject to information reporting unless (i) the custodian, nominee, agent or broker has documentary evidence that the beneficial owner is not a United States person and certain other conditions are met, or (ii) the beneficial owner otherwise establishes an exemption.

          Payments of principal or interest on exchange notes paid to a non-United States holder by a United States office of a custodian, nominee or agent, or payment of the proceeds of a sale of exchange notes by the United States office of a broker, will be subject to backup withholding and information reporting unless (i) the non-United States holder provides the statement described above that the holder is not a United States person and the payor does not have actual knowledge to the contrary, or (ii) the beneficial owner otherwise establishes an exemption.

          Any amounts withheld under the backup withholding rules will be allowed as a credit or a refund against a non-United States holder's United States federal income tax liability, if certain required information is provided to the IRS.

                              PLAN OF DISTRIBUTION

          Each participating broker-dealer in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale and participating broker-dealers shall be authorized to deliver this prospectus for a period ending upon the earlier of the expiration of the 90th day after the exchange offer has been completed or such time as such broker-dealers no longer own any registrable securities, which we define in the registration rights agreement.

          We will not receive any proceeds from any sales of the exchange notes by participating broker-dealers. Exchange notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time, in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any participating broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer. Any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of exchange notes and any omissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

          We will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests such documents in the letter of transmittal. See "The Exchange Offer."

                                  LEGAL MATTERS

          The validity of the exchange notes will be passed upon for us by Stephen F. Koziar, Group Vice President and General Counsel of DPL and by Thelen Reid & Priest LLP, New York, New York.

                             INDEPENDENT ACCOUNTANTS

          The consolidated financial statements and schedules incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.